Exhibit 10.6

March 21, 2005

Pamela L. Rockley

Chief Operating Officer

J. Giordano Securities Group

1234 Summer Street

Stamford, CT  06905

Dear Pamela:

J. Giordano Securities Group is acting as a non-exclusive placement agent in connection with a private placement under an agreement dated December 17, 2004.  We wish to amend and clarify portions of that agreement.

First, under paragraph 4, a. Retainer Fee, the Company paid the entire fee in cash and does not owe J. Giordano 50% of the fee in tradeable common stock.

Second, J. Giordano Securities Group introduced MedicalCV to the following investors:

•                  SF Capital Partners

•                  Millennium Partners, LP

•                  ProMed Management, Inc.

•                  MedCap Management & Research, LLC

•                  L. Haimovitch Consultants

The placement fee under section 4 (b) on private placements to these entities will be paid to J. Giordano and the warrants under the second paragraph labeled 4 (b) Warrants, will be issued to J. Giordano for placements from these individuals.

J. Giordano Securities Group will not receive commission or warrants for investors introduced to MedicalCV by another finder.  Warrants will not be issued on warrants issued to investors in the private placements.

We have discussed these items with you, and ask that you acknowledge your agreement by signing at the bottom of this letter.  We would not be contemplating the closing on this offering without the help of J. Giordano Securities Group and your assistance is greatly appreciated.

Sincerely,

/s/ Marc P. Flores
Marc P. Flores

I agree to the change and clarifications in this letter.

/s/ Pamela L. Rockley	3-22-05
Pamela L. Rockley	Date
Chief Operating Officer